                                                                    Exhibit 11.1

                    INTELLIQUEST INFORMATION GROUP, INC.
           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            FOR THE THREE MONTHS
                                                                   ENDED
                                                               MARCH 31, 1997
                                                            --------------------

Net income available to common stockholders. . . . . . .           $  583
                                                                   ------
Weighted average shares outstanding:
  Common stock . . . . . . . . . . . . . . . . . . . . .            8,185
  Common stock issued upon exercise of options
    and warrants . . . . . . . . . . . . . . . . . . . .              143

Weighted average common shares and equivalents . . . . .            8,328

Net income per share . . . . . . . . . . . . . . . . . .           $  .07
                                                                   ------

--------------------